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                                                                   EXHIBIT 10.19
                                CSK GROUP, LTD.
                        SENIOR EXECUTIVE STOCK LOAN PLAN

         1. Purpose. The CSK Group, Ltd. Senior Executive Stock Loan Plan (the "Plan") has been established by CSK Group, Ltd. (the "Company") to secure for the Company and its shareholders the benefits arising from capital ownership, and thereby entrepreneurial risk, by those senior executive officers of the Company and its subsidiaries who are and will be responsible for the future growth and continued success of the Company and its subsidiaries. The Plan will provide a means whereby such individuals, pursuant to loans made under the Plan, may acquire up to an aggregate of ______ shares of the Company's Class B Common Stock, par value $0.01 per share ("Class B Stock").

         2. Administration. Except as set forth in Section 3 below, the authority to manage and control the operation and administration of the Plan shall be vested in the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). Any interpretation of the Plan by the Committee and any decision made by the Committee on any matter within its discretion is final and binding on all persons. No member of the Committee shall be liable for any action or determination made with respect to the Plan.

         3. Participation. The Chief Executive Officer of the Company, with the concurrence of the Committee, shall determine and designate from among the senior executive officers of the Company and its subsidiaries (including employees who are also directors), the officers who will participate in the Plan ("Participants").

         4. Purchase Loans. The Company shall make a loan (a "Loan") to each Participant in an amount up to one hundred percent (100%) of the purchase price of shares of Class B Stock purchased from the Company utilizing funds borrowed hereunder (collectively the "Purchased Shares") subject to the following:

                 (a) Each Loan shall be evidenced by a promissory note (the "Note") in such form as the Committee shall approve; provided, that the note shall (i) provide full recourse to the Participant, (ii) provide for interest at a rate for each fiscal quarter or part thereof equal to the average rate paid by CSK Auto, Inc. under the revolving portion of its Senior Credit Facility during such period, (iii) be secured by a Pledge Agreement (described in subsection 5.1), and (iv) comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

                 (b)      Subject to the prepayment provisions of subsection
         5.2 and the acceleration provisions set forth in paragraphs (c) and
         (d) below, each Loan shall mature no later than six (6) years after it is made (the "Maturity Date"), at which time all unpaid principal and interest shall be payable.
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                 (c)      The principal and interest outstanding under a Loan
         of a Participant who retires on or after age 65 or whose employment with the Company and its affiliates terminates by reason of his death or Disability (as defined below) or is terminated for a reason other than Cause (as defined below) will not become due and payable until the Maturity Date of the Loan. All principal and interest outstanding under a Loan with respect to any other Participant will automatically become due and payable on the date the Participant's employment with the Company and its affiliates terminates. "Disability" means, unless otherwise defined in the Participant's Employment Agreement, a determination by the Committee in its sole discretion that a Participant has become "disabled" within the meaning of the Company's long-term disability plan as in effect at the time. "Cause,"unless otherwise defined in the Participant's Employment Agreement, will have the meaning given to such term in the Stock Purchase Agreement (as hereinafter defined) pursuant to which the Purchased Shares are acquired.

                 (d) The Company has the right to accelerate the principal and interest due under the Loan if any of the following events occurs:
         (i) the Participant defaults in the payment of any amount due under the Loan and the default remains uncured for a period of ten (10) days after the date the Company gives the Participant notice of the default, (ii) the Participant defaults under or breaches any other covenant, representation or warranty under the Note, the Pledge Agreement or any other agreement under the Plan and the default or breach remains uncured for a period of thirty (30) days after the date the Company gives the Participant notice of his default or breach,
         (iii) the Participant applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of any of his property, admits in writing his inability to pay his debts as they mature, makes a general assignment as a bankrupt or insolvent or is the subject of an order for relief under the United States Bankruptcy Code or files a voluntary petition in bankruptcy or a petition or answer seeking an arrangement with creditors to take advantage of any bankruptcy, insolvency, readjustment or debt or liquidation law or statute, or an answer admitting the material allegations of a petition filed against him in any proceeding under any such law, or (iv) any court of competent jurisdiction enters an order, judgment or decree, without the application, approval or consent of the Participant, approving a petition appointing a receiver, trustee, custodian or liquidator of all or a substantial part of the assets of the Participant, and such order, judgment or decree continues unstayed and in effect for a period of thirty (30) days.

                 (e) If a Participant fails to make any payment required under the Participant's Loan when due, the Company may foreclose on the Pledged Property (as defined in subsection 5.1) and may otherwise enforce its rights under the Plan and any Note or other agreement entered into under the Plan.

         5.      Pledge of Shares.

                 5.1 Pledge Agreement. Each Participant shall enter into an agreement with the Company in such form as the Committee shall approve (the "Pledge Agreement") to pledge to the Company all of the Purchased Shares, any non-cash dividends or distributions payable with respect to such shares and any securities or other property



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         (other than cash) payable in respect of or in exchange for such shares pursuant to any merger, reorganization, consolidation, recapitalization, exchange offer or other similar corporate transaction and all proceeds thereof (collectively, the "Pledged Property") to secure repayment of the Loan. Notwithstanding the foregoing, in the event that the Committee determines that a Participant would recognize a net increase in taxable income from the receipt of any such dividends or distributions, the Committee may in its discretion permit the Participant to retain a portion of the dividends or distributions so as to be able to pay all or part of his related increase in taxes.

                 (a) Certificates representing shares of stock that consist of Pledged Property shall bear the following legend in addition to any other legends that the Company may deem appropriate:

                 THIS CERTIFICATE AND THE SHARES OF STOCK AND ALL RIGHTS HEREBY REPRESENTED ARE SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS SET FORTH IN THE CSK GROUP, LTD. SENIOR
                 EXECUTIVE STOCK LOAN PLAN AND ANY AGREEMENT UNDER THAT PLAN AND THE PLEDGE AGREEMENT BETWEEN THE OWNER OF SUCH SHARES AND CSK GROUP, LTD. AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SUCH PLAN AND AGREEMENTS, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF CSK GROUP, LTD.

                 (b) Any cash otherwise receivable by the Participant upon an exchange or conversion of Pledged Property shall instead be paid directly to the Company and applied to reduce the outstanding Loan balance (with accrued but unpaid interest being reduced first). Any cash in excess of that applied against the outstanding Loan balance shall be paid to the Participant.

         5.2.    Prepayments of Loan and Releases from Pledge.

                 (a) A Participant may make voluntary prepayments on the Loan at any time without penalty in such minimum amounts as the Committee may determine, which shall be applied first to accrued but unpaid interest, and then to principal.

                 (b) In the event that any cash dividend or distribution is paid by the Company with respect to any Pledged Property relating to the Loan, the Participant shall make a mandatory prepayment with respect to the Loan equal to the amount of such dividend or distribution, which shall be applied first to accrued but unpaid interest under the Loan, then to principal. Notwithstanding the foregoing, in the event that the Committee determines that a Participant would recognize a net increase in taxable income from the receipt of any such dividends or distributions after giving effect to any deduction for the related payment under the Loan, the Committee may in its discretion permit the



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         Participant to retain a portion of the dividends or distributions so as to be able to pay all or part of his related increase in taxes.

                 (c) In the event that the Participant at any time desires to obtain a release of all or part of any Pledged Property securing the Loan, as a condition to the release, the Participant shall make arrangements satisfactory to the Company (i) if the released Purchased Shares are to be sold contemporaneously with their release, for the payment directly to the Company by the purchaser of such released Purchased Shares of all proceeds from the sale of such Shares which would otherwise be payable to the Participant (such proceeds to be applied first to accrued but unpaid interest under the Loan, then to principal, with any proceeds in excess of such amounts being paid by the Company to the Participant), or (ii) in all circumstances other than those in (i) above, for the payment by the Participant of all unpaid amounts outstanding under the Loan, the promissory note evidencing such Loan and the Pledge Agreement.

                 (d) If at any time the purchase price of a Participant's Purchased Shares is greater than the purchase price of all other shares of Class B Stock purchased from the Company by the Participant other than pursuant to stock option or other similar plans (the "Target Amount"), the Participant, beginning with the Participant's annual bonus earned with respect to the Company's 1998 fiscal year, will make mandatory annual prepayments with respect to the Loan equal to fifty percent (50%) (or such lesser percentage as is required to satisfy the test set forth in the proviso below) of Participant's annual bonus (after deduction of applicable state and federal income taxes) from the Company or any of its subsidiaries; provided that such payments shall cease once the outstanding principal balance of this
         Note is reduced to an amount equal to the Target Amount.

         6. Restrictions on Purchased Shares. All Purchased Shares shall be purchased pursuant to and be subject to all the terms of (including, without limitation, the restrictions on transfer) the Stock Purchase Argument between the Company and the Participant governing the Participant's purchase of such Shares (the "Stock Purchase Agreement"). In addition, except as provided in the Pledge Agreement in the case of an Event of Default as defined therein, from the date of the purchase of the Purchased Shares until the principal of the Loan and all unpaid interest thereon is repaid in full (the "Restricted Period"):

                 (a) Purchased Shares may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant;

                 (b) the certificate representing such shares shall be registered in the name of the Participant and shall be deposited with the Company, together with a stock power (in such form as the Company may determine); and

                 (c) the Participant shall be treated as a stockholder with respect to the Purchased Shares, including the right to vote such shares.

         7. Transfers at Termination of Restricted Period. At the end of the Restricted Period with respect to Purchased Shares, the certificate representing such shares shall be transferred to



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the Participant (or the Participant's legal representative or heir) free of all restrictions under this Agreement, but subject to any restrictions under the Stock Purchase Agreement.

         8.      General.

                 8.1. Effective Date and Duration. The Plan will become effective upon its approval by the Company's Board of Directors.

                 8.2. Agreements Evidencing Participation. At the time of a Participant's designation as a Participant, the Committee may require a Participant to enter into one or more agreements with the Company in a form specified by the Committee agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may in its discretion prescribe.

                 8.3. Nontransferability. No right provided under the Plan to any Participant may be transferred pledged or assigned by the Participant (except, in the event of the Participant's death, by will or the laws of descent and distribution), and the Company shall not be required to recognize any attempted assignment of such rights by any Participant.

                 8.4. Compliance with Applicable Law and Withholding. The Company shall have the right to require a Participant to pay to the Company the amount of any taxes that are required to be withheld with respect to a Participant's participation in the Plan. To the extent permitted by the Committee, a Participant may elect to have any distribution otherwise required to be made under the Plan withheld to fulfill any tax withholding obligation.

                 8.5. No Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Company or an affiliate or the right to continue as a director of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan or the terms of any award under the Plan.

                 8.6. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the internal laws of the State of Delaware and construed accordingly.


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